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                                                       Exhibit 12



         United Air Lines, Inc. and Subsidiary Companies

        Computation of Ratio of Earnings to Fixed Charges



                                                Nine Months Ended
                                                   September 30

                                                 1998        1997
                                                 ----        ----
                                                   (In Millions)
Earnings:

   Earnings before income taxes                $1,146      $1,444
   Fixed charges, from below                      742         734
   Undistributed earnings of affiliates           (53)        (20)
   Interest capitalized                           (82)        (75)
                                                -----       -----
       Earnings                                $1,753      $2,083
                                                =====       =====

Fixed charges:

   Interest expense                            $  270      $  216
   Portion of rental expense
     representative of the interest factor        472         518
                                                -----       -----
       Fixed charges                           $  742      $  734
                                                =====       =====

Ratio of earnings to fixed charges               2.36        2.84
                                                =====       =====

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